EXHIBIT 10.1

Execution Copy

AMENDMENT NO. 1 TO

UNSECURED NOTE FINANCING AGREEMENT

AND REAFFIRMATION OF GUARANTY

This AMENDMENT NO. 1 TO UNSECURED NOTE FINANCING AGREEMENT AND REAFFIRMATION OF GUARANTY, dated as of October 28, 2022 (the “Amendment”), is executed among Midwest Energy Emissions Corp., a Delaware corporation, (the “Borrower”), MES, Inc., a North Dakota corporation and wholly owned subsidiary of the Borrower (“MES” or “Guarantor”), and AC Midwest Energy LLC, a Delaware limited liability company (the “Lender”). Each of Borrower, MES and the Lender may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Borrower, Guarantor and Lender entered into an Amended and Restated Financing Agreement, dated as of November 1, 2016, as amended by Amendment No. 1 to Amended and Restated Financing Agreement and Reaffirmation of Guaranty, dated as of June 14, 2018, Amendment No. 2 to Amended and Restated Financing Agreement and Reaffirmation of Guaranty, dated as of September 12, 2018 and Amendment No. 3 to Amended and Restated Financing Agreement and Reaffirmation of Guaranty, dated as of February 25, 2019 (collectively, the “Restated Financing Agreement”), which Restated Financing Agreement amended and restated, without novation, a prior Financing Agreement, among the Parties, dated as of August 14, 2014, and amended by each of the Waiver and Amendment to Financing Agreement and Reaffirmation of Guaranty, dated as of March 16, 2015, Waiver and Amendment No. 2 to Financing Agreement and Reaffirmation of Guaranty, dated as of November 16, 2015 and Amendment No. 3 to Financing Agreement and Reaffirmation of Guaranty, dated as of January 28, 2016 (collectively, the “Original Financing Agreement”);

WHEREAS, in connection with the Restated Financing Agreement, and in exchange for certain notes issued pursuant to the Original Financing Agreement and other consideration set forth therein, the Borrower issued to the Lender a senior secured note in the original principal amount of $9,646,686 (the “Secured Note”) and a subordinated unsecured note in the original principal amount of $13,000,000 (the “Subordinated Note”);

WHEREAS, on February 25, 2019, the Borrower, Guarantor and the Lender entered into that certain Unsecured Note Financing Agreement (the “Unsecured Note Financing Agreement”) which exchanged the Subordinated Note, together with all accrued and unpaid interest thereon through February 25, 2019, for a new unsecured note in the original principal amount of $13,154,930.60 (the “Unsecured Note”);

WHEREAS, on June 1, 2021, the Borrower, Guarantor and the Lender entered into a Debt Repayment and Exchange Agreement, as amended by Amendment No. 1 to Debt Repayment and Exchange Agreement, dated January 24, 2022 (collectively, the “Debt Repayment Agreement”), pursuant to which at closing thereunder Borrower would repay the principal amount outstanding under the Secured Note in the sum of $271,686.10 (the “Secured Note Outstanding Principal Balance”) in cash, and repay the outstanding debt under the Unsecured Note by paying a portion in cash and the balance in shares of Common Stock, as full and complete repayment of the obligations thereunder;

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WHEREAS, the closing under the Debt Repayment Agreement was subject to, among other things, the completion of an offering of equity securities resulting in net proceeds of at least US $12,000,000 by June 30, 2022 (the “Qualifying Offering”);

WHEREAS, the Qualifying Offering was not completed by such date;

WHEREAS, the Borrower and Guarantor now requests, and the Lender is agreeable, to an extension of the maturity date of the Unsecured Note and modification of certain other terms and provisions set forth in the Unsecured Note Financing Agreement as provided below;

WHEREAS, the Lender’s willingness to enter into this Amendment is expressly conditioned on the Guarantor’s unconditional reaffirmation of its obligations under the Unsecured Note Financing Agreement as provided below; and

WHEREAS, the Guarantor will benefit directly from the Lender’s extension of the maturity date of the Unsecured Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the promises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by reference.

2. Definitions; Interpretation. Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Unsecured Note Financing Agreement, unless otherwise stated herein. In the event of a conflict between the provisions of the Unsecured Note Financing Agreement and the provisions of this Amendment, the provisions of this Amendment shall control, and all other provisions of the Unsecured Note Financing Agreement shall remain in full force and effect.

3. Amendments to the Unsecured Note Financing Agreement.

3.1 Certain Revised Definitions. The following defined terms set forth in Section 1.1 of the Unsecured Note Financing Agreement shall henceforth have the definitions set forth below in lieu of the definitions previously set forth in the Unsecured Note Financing Agreement:

“Claims” means all actions, suits, arbitrations, causes of action, or proceedings before any supranational, national, state, municipal, or local entity or any other Governmental Authority, whether located within or without the United States, relating to any of the Intellectual Property Rights of the Credit Parties.

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“Free Cash Flow” means, with respect to a given period, without duplication, (i) the amount of the Credit Parties consolidated cash flow from operating activities determined in accordance with GAAP, (ii) plus depreciation, amortization and any other non-cash charges to the extent any of such items have been deducted in determining consolidated cash flow from operating activities, (iii) less capital expenditures, cash paid for investments, cash principal payments on Permitted Indebtedness of the Credit Parties, interest payments and cash taxes.

“Maturity Date” means the earlier of (i) August 25, 2025, and (ii) such earlier date as the unpaid principal balance of the Unsecured Note become due and payable pursuant to the terms of this Agreement.

“Net Litigation Proceeds” means the full amount of any cash or sums recovered or received by the Credit Parties from any Claim (whether pursuant to court order, at trial or upon appeal, or pursuant to the terms of any settlement agreement, except any Net Licensing Revenues resulting therefrom), less (i) fees and expenses paid or obligated to be paid to any Litigation Funder, and (ii) fees and expenses paid or to be paid to legal counsel to the Borrower in connection therewith. However, if a supply or similar arrangement is entered into pursuant to the terms of any settlement agreement, Net Litigation Proceeds shall be limited to Gross Profit from such arrangement, less (i) fees and expenses paid or obligated to be paid to any Litigation Funder, and (ii) fees and expenses paid or to be paid to legal counsel to the Borrower in connection therewith.

3.2 Certain Added Definitions. The following defined terms are hereby added to Section 1.1 of the Unsecured Note Financing Agreement in the appropriate alphabetical order:

“Equity Offering Net Proceeds” means the cash proceeds from the sale of any Equity Interests of a Credit Party in connection with a capital raising transaction, net of all fees (including investment banking fees), discounts, commissions, costs and other expenses, in each case incurred in connection with such sale of such Equity Interests.

“Gross Profit” means revenue minus the cost of sales, determined in accordance with GAAP and consistent with the Credit Parties’ past practices.

3.3 Revisions with Respect to Profit Share. Section 2.4 of the Unsecured Note Financing Agreement is hereby amended and restated in its entirety to read as follows:

“2.4 Profit Share. The Lender shall be entitled to a profit participation preference equal to the sum of (i) the original principal amount of the Unsecured Note, plus (ii) $4,500,000.00 (the “Profit Share”). The Parties acknowledge and agree that the Profit Share is “non-recourse” and shall only be derived from and computed on the basis of, and paid from Net Litigation Proceeds, Net Revenue Share, Adjusted Free Cash Flow and Equity Offering Net Proceeds. The Borrower and the Guarantor shall not be liable or have any personal liability in any other respect for the payment of the Profit Share unless such liability is due to the non-payment of any Profit Share which has been earned by Lender from Net Litigation Proceeds, Net Revenue Share, Adjusted Free Cash Flow and Equity Offering Net Proceeds and which has not been paid by the Borrower.”

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3.4 Revisions with Respect to Principal Redemptions; Profit Share Payments. Section 2.6 of the Unsecured Note Financing Agreement is hereby amended and restated in its entirety to read as follows:

“2.6     Principal Redemptions; Profit Share Payments.  The Borrower shall pay the aggregate outstanding principal amount of the Unsecured Note and the Profit Share as follows:

(a) Within three (3) Business Days following the date of receipt by a Credit Party of any Net Litigation Proceeds, the Borrower shall prepay the Unsecured Note and pay the Profit Share in an aggregate amount equal to sixty percent (60%) of such Net Litigation Proceeds until such time as any Litigation Funder has been paid in full, and, thereafter, in an aggregate amount equal to seventy-five percent (75%) of such Net Litigation Proceeds until the Unsecured Note and Profit Share have been paid in full.

(b) Within thirty (30) days following the end of each fiscal quarter Borrower shall prepay the Unsecured Note and pay the Profit Share in an aggregate amount equal to the Net Revenue Share plus the Adjusted Free Cash Flow until the Unsecured Note and Profit Share have been paid in full, provided, however, that the payments to be made under this Section 2.6(b) shall exclude the first $3,500,000 of Net Licensing Revenue plus the Adjusted Free Cash Flow achieved for such fiscal quarter and all prior fiscal quarters on a combined basis, commencing with the fiscal quarter ending March 31, 2019.

(c) Within three (3) Business Days following the date of receipt by a Credit Party of any Equity Offering Net Proceeds, the Borrower shall prepay the Unsecured Note and pay the Profit Share in an aggregate amount equal to seventy-five percent (75%) of such Equity Offering Net Proceeds until the Unsecured Note and Profit Share have been paid in full.”

3.5 Revisions with Respect to Restricted Payments. Section 7.3(b) of the Unsecured Note Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or the Guarantor) any Equity Interests of the Credit Parties or any of their Subsidiaries (or any direct or indirect parent of the Credit Parties or any of their Subsidiaries), other than repurchases of Equity Interests by the Borrower (i) pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, or (ii) held of record by the Lender.”

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3.6 Revisions with Respect to Equity Issuances and Incurrence of Indebtedness. Section 7.10 of the Unsecured Note Financing Agreement is hereby amended and restated in its entirety to read as follows:

“7.10 Incurrence of Indebtedness. The Credit Parties shall not, and the Credit Parties shall not permit any of their Subsidiaries to, directly or indirectly, without the prior written consent of the Lender, incur any Indebtedness of a Credit Party (other than with respect to Permitted Indebtedness).”

4. Conditions to Effectiveness. This Amendment shall be effective as of the date first set forth above subject to: (a) the due execution and delivery of this Amendment by each of the Parties; (b) the execution and delivery of Amendment No. 4 to the Amended and Restated Financing Agreement and Reaffirmation of Guaranty by each of the Parties, in the form attached hereto as Exhibit A; (c) the execution and delivery of the Termination Agreement with respect to the Debt Repayment Agreement by each of the Parties, in the form attached hereto as Exhibit B; and (d) the execution and delivery of the Repurchase Option Agreement by the Borrower and the Lender, in the form attached hereto as Exhibit C.

5. Representations and Warranties. The Credit Parties hereby represent and warrant that: (a) the representations and warranties set forth in Article 5 of the Unsecured Note Financing Agreement, and any other Transaction Document executed and delivered in connection with the Unsecured Note Financing Agreement, are true and correct in all material respects on and as of the date hereof (other than any such representation or warranty which expressly speaks only as of a different date or except where the failure of such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect); and (b) as of the date hereof, no Event of Default has occurred and is continuing.

6. Reaffirmation of Guaranty. Guarantor hereby expressly: (a) consents to the execution by the Borrower and the Lender of this Amendment; (b) acknowledges that the “Obligations” (as defined in the Unsecured Note Financing Agreement as amended by this Amendment) include all of the obligations and liabilities owing from the Borrower to the Lender, under, relating to or arising out of the Unsecured Note Financing Agreement, as amended by this Amendment, and as may be further amended from time to time, and as evidenced by the Unsecured Note, as may be modified, extended or replaced from time to time; (c) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Unsecured Note Financing Agreement as amended by this Amendment; and (d) agrees that all such obligations and liabilities under the Unsecured Note Financing Agreement, as amended by this Amendment, shall continue in full force and that the execution and delivery of this Amendment, and its acceptance by, the Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to the Lender under the Unsecured Note Financing Agreement as amended by this Amendment, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of the Lender at law, in equity or by statute, against Guarantor pursuant to the Unsecured Note Financing Agreement as amended by this Amendment, or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to the Lender by Guarantor under the Unsecured Note Financing Agreement as amended by this Amendment.

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7. General.

(a) Governing Law; Severability. This Amendment shall be construed in accordance with and governed by the laws of the State of New York. Wherever possible each provision of the Unsecured Note Financing Agreement and this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Unsecured Note Financing Agreement and this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Unsecured Note Financing Agreement and this Amendment.

(b) Successors and Assigns. This Amendment shall be binding upon the Borrower, the Guarantor and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Guarantor and the Lender and the successors and assigns of the Lender.

(c) Continuing Force and Effect of Unsecured Note Financing Agreement. Except as specifically modified or amended by the terms of this, all other terms and provisions of the Unsecured Note Financing Agreement and the other Transaction Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. Each of the Borrower and Guarantor, by execution of this Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Unsecured Note Financing Agreement and the other Transaction Documents.

8. References to Unsecured Note Financing Agreement. Each reference in the Unsecured Note Financing Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import, and each reference to the Unsecured Note Financing Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Unsecured Note Financing Agreement, as amended by this Amendment.

9. Expenses. The Borrower shall pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Lender or any affiliate or parent of the Lender. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

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10. Counterparts; Electronic Signatures. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party; provided that a facsimile or other electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

11. Release. The Credit Parties represent and warrant that they are not aware of any claims or causes of action against the Lender or any of its affiliates, or their respective successors or assigns, and that they have no defenses, offsets or counterclaims with respect to any Obligations owed by the Credit Parties to the Lender. Notwithstanding this representation and as further consideration for the agreements and understandings herein, each of the Credit Parties, on behalf of themselves and their employees, agents, executors, heirs, successors and assigns, do hereby release the Lender, its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Obligation, the Unsecured Note Financing Agreement, the Transaction Documents or the business relationship between any of the Credit Parties and the Lender, and any claims asserted or which could have been asserted by any of the Credit Parties in connection with the Obligations, the Unsecured Note Financing Agreement, this Amendment or any other Transaction Document.

[Intentionally left blank.

Signature page follows.]

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IN WITNESS WHEREOF, each Party has caused its signature page to this Amendment No. 1 to the Unsecured Note Financing Agreement and Reaffirmation of Guarantee to be duly executed as of the date first written above.

BORROWER:

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Its:	Chief Executive Officer

GUARANTOR:

MES, INC.

By:	/s/ Richard MacPherson
Name:	Richard MacPherson
Its:	Chief Executive Officer

LENDER:

AC MIDWEST ENERGY LLC

By:	/s/ Samir Patel
Name:	Samir Patel
Its:	Manager

[Signature Page to Amendment No. 1 to Unsecured Note Financing Agreement and Reaffirmation of Guaranty]

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